Exhibit 9.1
VOTING TRUST AGREEMENT
     VOTING TRUST AGREEMENT (the “Agreement”), dated as of December 3, 2009, between Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”), and Illinois Stock Transfer Company, an Illinois corporation, as trustee (the “Trustee”) and the Holders (as defined below). Capitalized terms used but not defined herein shall have the meanings set forth in the Company’s prospectus contained in the registration statement on Form S-4, as amended, initially filed with the Securities and Exchange Commission (“SEC”) on August 3, 2009, and the Letter of Transmittal (as defined below).
     WHEREAS, the voting trust created by this Agreement (the “Voting Trust”) is being formed to hold the Common Stock issued in respect of the Depositary Shares accepted for exchange by the Company in the Exchange Offer and to vote such shares of Common Stock in accordance with the instructions set forth in each holder’s Letter of Transmittal (as defined below);
     WHEREAS, pursuant to the letter of transmittal sent to holders of Depositary Shares in connection with the Exchange Offer (the “Letter of Transmittal”), each tendering holder of Depositary Shares in the Exchange Offer will irrevocably instruct the Exchange Agent to deliver Common Stock to be issued pursuant to the Exchange Offer to the Voting Trust on the settlement date of the Exchange Offer (the “Effective Date”);
     WHEREAS, the tendering holders of Depositary Shares in the Exchange Offer whose Depositary Shares have been accepted for exchange by the Company (the “Holders”) desire to deposit into the Voting Trust all Common Stock issued to them pursuant to the Exchange Offer;
     WHEREAS, each Holder will in its Letter of Transmittal consent to the voting agreement contained herein and irrevocably instruct the Trustee to grant an irrevocable proxy with respect to the shares of Common Stock to be issued to such Holder to vote in favor of the Common Stock Proposals; and
     WHEREAS, on the Effective Date the Trustee will execute an irrevocable proxy to vote in favor of the Common Stock Proposals;
     NOW, THEREFORE, in consideration of the mutual agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, the Company does hereby assign, convey, transfer and deliver to the Trustee Ten Dollars ($10.00) (the “Initial Cash Amount”) and such other property acceptable to the Trustee as the Company elects, TO HAVE AND TO HOLD the same and any other property as the Trustee may hereafter at any time hold or acquire hereunder IN TRUST, NEVERTHELESS, for the following uses and purposes and subject to the terms and conditions hereinafter set forth:

ARTICLE I
DECLARATION OF TRUST
     1.1 Purpose of the Voting Trust. The purpose of the Voting Trust is to hold the Common Stock issued pursuant to the Exchange Offer and to set forth the manner in which the Trustee shall vote the deposited shares of Common Stock in respect of the Common Stock Proposals.
     1.2 Transfer of Common Stock. On the Effective Date, the Exchange Agent shall transfer to the Trustee, and the Trustee shall thereafter hold a book-entry position on the records of Computershare Investor Services, L.L.C., the Company’s transfer agent, representing such shares of Common Stock to be issued to Holders pursuant to the Exchange Offer (the “Trust Shares”). The Trustee is hereby fully authorized and empowered to receive such transfers, and upon such transfer, such Trust Shares shall become the assets of the Voting Trust. The assets of the Voting Trust will consist solely of the Initial Cash Amount and the Trust Shares.
     1.3 Acceptance by Trustee. The Trustee hereby accepts (a) the trust created by this Agreement, (b) the appointment to serve as trustee hereunder and (c) the transfer of the Trust Shares to be held as the assets of the Voting Trust. The Trustee agrees to hold the Trust Shares, to perform any act in respect of the Trust Shares and to release the Trust Shares only in accordance with the terms of this Agreement, and shall not have the power or authority to engage in any other activity or perform any act except in pursuit of the foregoing purpose and any activity that is necessary or incidental to the foregoing purpose.
     1.4 Evidence of Beneficial Interest. The Holders shall be beneficiaries of the Voting Trust. Ownership of a beneficial interest in the Voting Trust shall not be evidenced by any certificate, security or receipt or in any other form or manner whatsoever, except as maintained on the books and records of the Voting Trust by the Trustee.
     1.5 Nature of Voting Trust. The Voting Trust is intended to be a common law trust and is not intended to be and shall not be deemed to be, and shall not be treated as, a general partnership, limited partnership, joint venture, corporation, joint stock company, association or any other type of business entity. For purposes of this Agreement, the Holders’ relationship to the Trustee shall be solely that of beneficiaries of the Voting Trust created by this Agreement.
     1.6 Tax Treatment. The Voting Trust shall either be treated as a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended, or shall be treated as merely a custodial arrangement that is not an entity recognized for U.S. federal tax purposes, and the provisions of this Agreement shall be interpreted in a manner consistent with such treatment.

ARTICLE II
THE TRUSTEE
     2.1 Term of Service. The Trustee shall serve until the earlier of (a) the termination of the Voting Trust in accordance with Article IV of this Agreement or (b) such Trustee’s resignation, removal or liquidation.
     2.2 Trust Continuance. The resignation, removal or liquidation of the Trustee shall not terminate the Voting Trust or revoke any existing agency created by the Trustee pursuant to this Agreement or invalidate any action theretofore taken by the Trustee, and each successor Trustee agrees that the provisions of this Agreement shall be binding upon and inure to the benefit of the successor Trustee and all his, her or its heirs and legal and personal representatives, successors or assigns.
     2.3 Services. The Trustee shall be entitled to engage in such other activities as it deems appropriate that are not in conflict with this Agreement.
     2.4 Resignation. The Trustee may resign at any time upon 30 days written notice to the Company; provided that such resignation shall only become effective upon the appointment of a successor Trustee that shall become fully vested with all of the rights, powers, duties and obligations of its predecessor, whereupon the predecessor Trustee shall be fully released from all responsibilities relating to the Voting Trust.
     2.5 Removal of Trustee. The Trustee may be removed at any time, with or without cause by the Company, and an individual or individuals and/or bank or trust company may be appointed by the Company as successor Trustee. If the Trustee resigns or is removed or otherwise ceases to serve as Trustee hereunder and the Company fails to select a successor Trustee within 15 business days thereafter, any interested party (including the predecessor Trustee) may petition a court of competent jurisdiction for the appointment of a successor Trustee.
     2.6 Compensation and Expenses of Trustee. During the period of its service as the Trustee, the Trustee shall receive from the Company reasonable compensation as shall be agreed upon from time to time by the Trustee and the Company (and which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by the Trustee hereunder and the Company shall reimburse the Trustee for all reasonable expenses (including reasonable attorneys’ fees) of the Trustee in performing its services hereunder.
     2.7 General Powers of the Trustee. (a) The Trustee is expressly authorized (i) to maintain record ownership of the Trust Shares, (ii) to vote or take any action by written consent with respect to all Trust Shares held by it pursuant to this Agreement, in person or by proxy, at all meetings of the stockholders of the Company and in all proceedings, actions or instruments where a vote or written consent of stockholders of the Company may be required or permitted by law and (iii) to distribute, directly or through one of its affiliates, the Trust Shares to such beneficiaries as are entitled to receive them in accordance with this Agreement. Notwithstanding the preceding sentence, the Trustee shall not have a right to vote or take any action by written consent with respect to Trust Shares held by it in any case where the existence of such right would cause the Trust to be treated as an entity other than a grantor trust for United States federal tax purposes; provided, however, the Trustee shall have no obligation to investigate or determine such matters. For the avoidance of doubt, the Trustee shall have the right to vote or take action by written consent in favor of each Common Stock Proposal in accordance with Section 3.1 herein, and the Company hereby certifies that such right will not jeopardize the treatment of the Trust as either a grantor trust or as merely a custodial arrangement that is not an entity recognized for United States federal tax purposes. In addition, the Trustee shall have the following duties, which shall all be carried out in the State of Illinois or such other jurisdiction as the Trustee shall, from time to time, select as the situs of the trust:
          (i) To maintain records of the Voting Trust.
          (ii) To maintain an office for Trustee meetings and other trust business.
          (iii) To respond to inquiries concerning the Voting Trust from the Company.
          (iv) To execute documents with respect to Voting Trust account transactions, if any.
          (v) To initiate transactions on behalf of the Voting Trust, if any.
          (vi) To retain accountants, attorneys, agents and other advisers in connection with the performance of the Trustee’s duties.
          (vii) At the Company’s request and expense, to prepare or arrange for the preparation of all applicable tax returns and tax reporting on behalf of the Voting Trust. In the event the Company requests the Trustee prepare any tax returns, the Trustee is authorized to engage such independent accountant for the preparation of such tax returns as is reasonably acceptable to the Company.
          (b) The Trustee shall not have any duty or obligation to manage, control, prepare, file or maintain any report, financing or continuation statement, license or registration, use, sell, dispose of or otherwise deal with the Trust Shares, or otherwise to take or refrain from taking any action under or in connection with this Agreement or any other documents except pursuant to the express terms of this Agreement or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to prepare or file any SEC filing for the Voting Trust, the Trust assets or as relates to the Company or to record this Agreement or any document.
          (c) The Trustee shall be under no obligation to institute, conduct or defend any litigation, arbitration or other proceeding under this Agreement or otherwise or in relation to this Agreement (including, without limitation, in respect of any claim made relating to the Trust assets or the Company).

          (d) The Trustee shall incur no liability if, by reason of any provision of any present or future law or regulation thereunder, or by any force majeure event, including but not limited to natural disaster, war or other circumstances beyond its reasonable control, the Trustee shall be unable, prevented or forbidden from doing or performing any act or thing which the terms of this Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.
          (e) The Trustee shall not be required to take any action hereunder or otherwise if the Trustee in the opinion of nationally-recognized outside counsel, that such action is likely to result in liability on the part of the Trustee or is contrary to the terms hereof or is otherwise contrary to law.
          (f) The Trustee shall not be responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof by the Company or for the form, character, genuineness, sufficiency, value or validity of any of the Trust Shares.
          (g) The Trustee shall not be required to inspect or independently confirm that each Holder’s Letter of Transmittal provides an instruction to the Trustee as to how to vote the Trust Shares but instead shall be entitled to conclusively presume, without investigation, that each such Holder has instructed the Trustee to vote in favor of the Common Stock Proposals.
          (h) The Company has directed Computershare Investors Services, L.L.C. to deliver to the Trustee on the Effective Date a Direct Registration (DRS) Advice in the form attached hereto as Annex B or as otherwise agreed to with Computershare to evidence the Trustee’s book-entry position on Computershare Investors Services, L.L.C.’s records and the Trustee shall not be required to obtain any other evidence or confirmation that it is the holder of the Trust Shares.
     2.8 Standard of Care; Exculpation. Neither the Trustee nor any director, officer, affiliate, employee, employer, professional, agent or representative of the Trustee shall be personally liable in connection with the affairs of the Voting Trust to any person or entity except for such acts or omissions of the Trustee as shall constitute fraud, willful misconduct or gross negligence. Subject to the foregoing:
          (a) The Trustee shall be entitled to assume the validity and enforceability of all documents provided to it and that, subject to its reasonable belief, such documents are genuine and signed by the proper party or parties, without further inquiry;
          (b) The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the instructions provided hereunder;
          (c) The Trustee shall not be responsible for or in respect of and makes no representation as to the validity or sufficiency of any provision of this Agreement or for the due execution hereof by the other parties or for the form, character, genuineness, sufficiency, value or validity of any of the Trust estate;
          (d) Whenever the Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, or is unsure as to the application,

intent, interpretation or meaning of any provision of this Agreement, the Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Company requesting instruction as to the course of action to be adopted, and, to the extent the Trustee acts in good faith in accordance with any such instruction from the Company, the Trustee shall not be liable on account of such action to any person. If the Trustee shall not have received appropriate instructions within ten calendar days of sending such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action which is consistent, in its view, with this Agreement, and the Trustee shall have no liability to any person for any such action or inaction;
          (e) The Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper (any of which may be delivered to the Trustee by facsimile or electronically) reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties and need not investigate any fact or matter in any such document as long as the Trustee has otherwise satisfied its obligations under this Agreement; and
          (f) The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.
     2.9 Indemnification. The Company shall be liable as primary obligor for, and shall indemnify the Trustee and its successors, assigns, officers, directors, employees and agents (the “Indemnified Parties”) from and against, any and all liabilities, obligations, losses, damages, taxes, claims, actions and suits, and any and all reasonable out of pocket costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever (“Liabilities”) which may at any time be imposed on, incurred by, or asserted against the Trustee or any other Indemnified Party in any way relating to or arising out of this Agreement, the Trust Shares, the administration of the Trust or the action or inaction of the Trustee or any other Indemnified Party hereunder, except only that the Company shall not be liable for or required to indemnify an Indemnified Party from and against Liabilities arising or resulting from such Indemnified Party’s gross negligence, fraud, or willful misconduct. The indemnities contained in this Section shall survive the resignation or termination of the Trustee or the termination of this Agreement. Notwithstanding any other provision of this Agreement, in no event shall the Trustee be liable (i) for special, consequential or indirect damages or for any loss of business or profits or loss of opportunity, (ii) for the acts or omissions of its nominees, correspondents, agents or any depository or (iii) for the acts or omissions of brokers or dealers.
     2.10 No Liability for Acts of Successor, Predecessor Trustee. Upon delivery of the Trust Shares to a successor Trustee, the predecessor Trustee shall have no further liability or responsibility with respect thereto. A successor Trustee shall have no duty to examine or inquire into the acts or omissions of their immediate or remote predecessors and no successor Trustee shall be in any way liable for the acts or omissions of any predecessor Trustee unless the successor Trustee expressly assumes such responsibility.

     2.11 Agents, Etc. In the exercise or administration of the trust hereunder, in the exercise of its rights and powers and in the performance of its duties and obligations under this Agreement, the Trustee: (i) may act directly or through its agents (including its affiliates), attorneys, custodians or nominees pursuant to agreements entered into with any of them, and although the Trustee shall be responsible for all obligations of the Trustee hereunder, the Trustee shall not be liable for the conduct or misconduct of such agents, attorneys, custodians or nominees if such agents, attorneys, custodians or nominees shall have been selected by the Trustee in good faith, and (ii) may consult with counsel, accountants and other skilled professionals to be selected in good faith and employed by it, and the Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the opinion or advice of any such counsel, accountants or other such persons as long as no officer of the Trustee having direct responsibility for the administration of this Agreement has any actual knowledge that such opinion or advice is inappropriate or based on incorrect information.
     2.12 Trustee Acts as Trustee. In accepting the Voting Trust created hereby, the Trustee acts solely as trustee hereunder and not in any individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated hereby shall not have any recourse to the Trustee in its individual capacity, except in the case of gross negligence, fraud or willful misconduct of the Trustee.
     2.13 No Expenses for the Trustee. The Trustee shall not have any obligation by virtue of this Agreement to spend any of its own funds, or to take any action which could, in the judgment of such Trustee, result in any cost or expense being incurred by the Trustee other than in connection with its own obligations hereunder. The Trustee shall not be required to take any action or refrain from taking any action under this Agreement unless it shall have been indemnified by the Company in a manner and form satisfactory to such Trustee against any liability, cost or expense (including counsel fees) which may be incurred in connection therewith. No provision of this Agreement shall be deemed to impose any duty on the Trustee to take any action if the Trustee shall have been advised by counsel that such action would expose it to personal liability, is contrary to the terms hereof or is contrary to law.
     2.14 Holders Bound. Every Holder shall be deemed conclusively for all purposes to have assented to this Agreement and to all of its terms, conditions and provisions and shall be bound thereby with the same force and effect as if such holder or bearer had executed this Agreement.
     2.15 Acknowledgment of Multiple Roles. The parties expressly acknowledge and consent to Illinois Stock Transfer Company acting as Trustee and performing any of the activities of the Trustee or its affiliates described herein and also acting in the capacity of Exchange Agent under an agreement, engagement letter or other arrangement entered into on or prior to the date hereof (the “Exchange Agent Agreement”) with the Company. Illinois Stock Transfer Company may, in such capacity, discharge its separate functions fully, without hindrance or regard to conflict of interest principles, duty of loyalty principles or other breach of fiduciary duties to the extent that any such conflict or breach arises from the performance by Illinois Stock Transfer Company of its express duties set forth in this Agreement and the Exchange Agent Agreement, all of which defenses, claims or assertions are hereby expressly waived by the parties hereto except in the case of the willful misconduct, gross negligence or bad faith by Illinois Stock Transfer Company.
ARTICLE III
DUTIES OF THE TRUSTEE
     3.1 Voting Agreement; Voting. For so long as this Agreement remains in effect, the Trustee and each Holder agrees (with respect to all Trust Shares delivered to the Voting Trust in respect of Depositary Shares held by such Holder) to vote (or cause to be voted) all of the Trust Shares in favor of each Common Stock Proposal at every annual, special or other meeting of the holders of the Common Stock of the Company, and at any adjournment thereof, or pursuant to any consent in lieu of a meeting, or otherwise. On the Effective Date, in furtherance of the voting agreement contained in the preceding sentence, upon transfer of the Trust Shares to the Trustee pursuant to Section 1.2 of this Agreement, the Trustee shall, with respect to each Trust Share, deliver an irrevocable proxy to the Company in the form attached hereto as Annex A, authorizing the persons named therein to vote at a meeting (or execute a written consent) in favor of each Common Stock Proposal with respect to each such Trust Share on the Distribution Date (as defined below) as set forth in the Letter of Transmittal submitted by such Holder. The Trustee may not grant any proxy in respect of the Common Stock Proposals, except as contemplated by this Agreement.
     3.2 Distribution of Trust Assets.
          (a) On the business day immediately following the Effective Date (the “Distribution Date”) and after the Trustee delivers to the Company the proxy required by Section 3.1 of this Agreement, the Trustee shall release and distribute, directly or through one of its affiliates, to each Holder the number of Trust Shares such Holder is entitled to receive in accordance with the delivery instructions specified in the Letter of Transmittal submitted by such Holder.
          (b) On the Distribution Date or the date, if any, that this Agreement is terminated pursuant to Section 4.1(c), the Trustee shall distribute the Initial Cash Amount to the Company.
     3.3 No Periodic Accounts or Bond. The Trustee shall not be required to file or render any periodic accounts in or to any court other than for good cause shown. The Trustee shall not be required to give any bond.
ARTICLE IV
TERMINATION OF TRUST
     4.1 Dissolution of the Voting Trust. The Trustee shall be discharged and the Voting Trust shall be terminated and dissolved, and this Agreement shall no longer continue to be in effect (except as to provisions that by their terms survive), on the latest to occur of (a) the Distribution Date, (b) the date on which all of the Trust Shares have been distributed to the Holders (or, in the case of the Initial Cash Amount, to the Company) pursuant to Section 3.2 of this Agreement and (c) the date on which the Company announces that it will not accept any Depositary Shares for exchange in the Exchange Offer and that the Exchange Offer has expired or been terminated.
     4.2 Winding Up and Discharge of the Trustee. For the purposes of winding up the affairs of the Voting Trust at the conclusion of its term, the Trustee shall continue to act as Trustee until its duties have been fully discharged. After doing so, the Trustee, its agents and employees shall have no further duties or obligations under this Agreement.
ARTICLE V
MISCELLANEOUS
     5.1 Amendments.
          (a) Prior to the Effective Date, the Company and the Trustee may modify, supplement or amend this Agreement without the consent of any Holders; provided that any such modification, supplement or amendment shall be in writing executed by the Company and the Trustee.
          (b) On or after the Effective Date, the Company and the Trustee may modify, supplement or amend this Agreement only in a writing executed by the Company and the Trustee with the unanimous consent of Holders then entitled to receive Trust Shares; provided that no consent of Holders shall be required if such modification, supplement or amendment (i) is solely for the purpose of correcting manifest error, curing any ambiguity or correcting or supplementing any defective provision herein which may be inconsistent with any other provision herein or (ii) is to effect any other amendment to this Agreement which the Company and the Trustee may determine, in each case, does not materially and adversely affect the interest of any Holder.
          (c) Notwithstanding any other provision herein, the Trustee shall not allow any amendment to this Agreement that would cause the Voting Trust to be treated as an entity other than a grantor trust for United States federal tax purposes.
     5.2 Legal Matters. The Company and the Trustee shall reasonably cooperate with each other to comply with any applicable securities and/or other regulatory requirements with respect to this Agreement.
     5.3 Irrevocability. This Agreement and the Voting Trust created hereunder and any proxy delivered hereunder shall be irrevocable.
     5.4 Governing Law. The validity, construction and effect of the provisions of this Agreement in all respects shall be governed and regulated according to and by the laws of the State of Delaware. The Voting Trust shall be administered in accordance with the laws of Delaware, and the Trustee shall not be required to account in any court other than one of the courts of Delaware and shall have no duty to account in the courts of Delaware.

     5.5 Limitation of Benefits. Except as otherwise specifically provided in this Agreement, nothing herein is intended or shall be construed to confer or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.
     5.6 Severability. In the event that any provision of this Agreement or the application thereof to any person or circumstance shall be determined by any court to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstance, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
     5.7 Notices. All notices, requests, demands, consents and other communication hereunder shall be in writing and shall be deemed to have been duly given to a person, if delivered in person or by facsimile or if sent by overnight mail, registered mail, certified mail or regular mail, with postage paid, to the following addresses:

If to the Company:	501 West North Avenue
Melrose Park, Illinois 60160
Attention: JoAnn Sannasardo Lilek

with a copy to

Vedder Price P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Attention: Daniel C. McKay, II
Fax: 312-609-5005

If to the Trustee:	Illinois Stock Transfer Company
209 West Jackson Boulevard
Suite 903
Chicago, Illinois 60606
     The parties may designate in writing from time to time other and additional places to which notices may be sent.
     5.8 Further Assurances. Subject to the other provisions of this Agreement, from and after the Effective Date, the parties hereto covenant and agree to execute and deliver all such documents and notices and to take all such further actions as may reasonably be required from time to time to carry out the intent and purposes of this Agreement, and to consummate the transactions contemplated hereby.
     5.9 Successors and Assigns. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     5.10 Interpretation. The enumeration and section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof. Unless context otherwise requires, whenever used in this Agreement the singular shall include the plural and the plural shall include the singular, and words importing the masculine gender shall include the feminine and the neuter, if appropriate, and vice versa, and words importing persons shall include partnerships, associations, corporations and other entities. The words herein, hereby and hereunder, and words with similar import, refer to this Agreement as a whole and not to any particular section or subsection hereof unless the context requires otherwise.
     5.11 Counterparts. This Agreement may be signed by the parties hereto in counterparts, which, taken together, shall constitute one and the same document.

     IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers, all as of the date first above written.

MIDWEST BANC HOLDINGS, INC.

By:

Name:
Title:

ILLINOIS STOCK TRANSFER COMPANY, as Trustee

By:

Name:
Title:

ANNEX A
FORM OF IRREVOCABLE PROXY
MIDWEST BANC HOLDINGS, INC.
Irrevocable Proxy Solicited on Behalf of the Board of Directors of
Midwest Banc Holdings, Inc.
     The undersigned hereby irrevocably constitutes and appoints Percy L. Berger, Roberto R. Herencia and JoAnn Sannasardo Lilek, each of them his or her true and lawful agents and proxies with full power of substitution in each, to vote in favor of, vote against or abstain on behalf of all of the shares held by the undersigned as of the record date, in accordance with the instructions given herein.
     This proxy, when properly executed, will be used in the manner directed herein. If no direction is made, this proxy will be used to vote “FOR” the Common Stock Proposal for which no direction has been made.
     NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
IF NO BOXES ARE MARKED, THIS PROXY WILL BE USED IN THE MANNER DESCRIBED ABOVE.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby acknowledges receipt of the proxy statement in connection with the proposed amendments to the restated certificate of incorporation and consents, withholds consent or abstains from consenting, with respect to all of the common stock of Midwest Banc Holdings, Inc. held by the undersigned, to the approval of the proposals set forth herein without a meeting of the stockholders of Midwest Banc Holdings, Inc.
INSTRUCTIONS.
     TO VOTE IN FAVOR OF, VOTE AGAINST OR ABSTAIN FROM VOTING TO APPROVE THE COMMON STOCK PROPOSALS, CHECK THE APPROPRIATE BOX BELOW AND SIGN, DATE AND RETURN THIS PROXY CARD. IF NO BOX IS MARKED BELOW WITH RESPECT TO A PROPOSAL, AND THIS PROXY CARD IS SIGNED, DATED AND RETURNED, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO VOTING IN FAVOR OF SUCH PROPOSAL.

The Board of Directors recommends a vote “FOR” each of the following proposals:

Common Stock Proposals	FOR	AGAINST	ABSTAIN

Proposal to approve the number of authorized shares of common stock of Midwest from 64 million to four billion shares as set forth in Annex A to the proxy statement.	☑	☐	☐

Proposal to (i) effect a reverse stock split of our common stock at any time prior to September 30, 2010 at one of four reverse split ratios, 1-for-100, 1-for-150, 1-for-200, or 1-for-250, as determined by the board of directors in its sole discretion and (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our common stock by the reverse split ratio determined by the board of directors as set forth in Annex B to the proxy statement.	☑	☐	☐

Proposal to eliminate the voting rights of shares of common stock with respect to any amendment to the Certificate (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if such series of preferred stock is entitled to vote, either separately or together as a class with the holders of one or more other such series, on such amendment as set forth in Annex C to the proxy statement.	☑	☐	☐

Proposal to approve the issuance of shares of our common stock to the USG upon the conversion of the Senior Preferred Stock and the USG Warrant into shares of our common stock as described in the proxy statement.	☑	☐	☐

Proposal to eliminate the requirement that:	☑	☐	☐

• full dividends on all outstanding shares of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock must have been declared and paid or declared and set aside for the then current dividend period before we may pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to our common stock or any other securities junior to the Series A Preferred Stock;

• if full dividends are not declared and paid in full on the Series A Preferred Stock, dividends

Common Stock Proposals	FOR	AGAINST	ABSTAIN

with respect to all series of stock ranking equally with the Series A Preferred Stock will be declared on a proportional basis, such that no series is paid a greater percentage of its stated dividend than any other equally ranking series;

• a series of preferred stock ranking equally with the Series A Preferred Stock cannot be issued without the approval of holders of the Depositary Shares if the certificate of designation for such parity preferred stock will provide that the dividends on the parity preferred stock will cumulate; and

• no dividends shall be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of outstanding preferred stock which rank equally as to dividends with such particular series as set forth in Annex D to the proxy statement.

Proposal to eliminate the right of holders of Series A Preferred Stock to elect two directors if dividends have not been paid for six quarterly dividend periods, whether or not consecutive and, as set forth in Annex E to the proxy statement.	☑	☐	☐

Proposal to adjourn the special meeting as described in the proxy statement.	☑	☐	☐
     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATE , 2009	Illinois Stock Transfer Company, not individually but solely as trustee under that certain Voting Trust Agreement, dated as of , 2009.

By:

Signature

ANNEX B
DIRECT REGISTRATION (DRS) ADVICE
Midwest Banc Holdings, Inc.
COMPUTERSHARE
Computershare Trust Company, N.A.
PO Box 43078
Providence, RI 02940-3078
Within the US, Canada & Puerto Rico 888-250-3985
Outside the US, Canada & Puerto Rico 781-575-4555
www.computershare.com/investor

XXXXXXXXXXXXXXX

Xxxxxxxxxxxxx	Holder Account Number

Xxxxxxxxxxxxxx

Xxxxxxxxxxxxxxx	C00000000000

	SSN/TIN Certified	Yes

	Symbol	MBHI

MIDWEST BANC HOLDINGS, INC. — Direct Registration (DRS) Advice

					Direct
					Registration
Security				Transaction	Share
Description	Class	CUSIP	Date	Description	Balance
Common Stock					0.000000

				Total Shares	0.000000

B-1